Exhibit 99.1
SIFCO Industries, Inc.
Unaudited Pro Forma Consolidated Condensed Financial Statements
On May 10, 2006 the Company and its Irish subsidiary, SIFCO Turbine Components Limited (“SIFCO Turbine”), completed the sale of the large aerospace portion of its turbine engine component repair business and certain related assets (“Large Aero”) to SR Technics Airfoil Services Limited, a subsidiary of SR Technics (“SRT”). Historically, Large Aero was operated in portions of two facilities located in Cork, Ireland, one of which was sold as part of the transaction. This divestiture did not consist of the sale of a discrete, self-contained business unit, but instead consisted of the sale of certain assets and operations that represented a “carved-out” portion (large aerospace only) of the Company’s turbine engine component repair business.
The cash flows of Large Aero cannot be clearly distinguished operationally, or for financial reporting purposes, from the rest of SIFCO Turbine’s operations. While Large Aero revenues can be clearly distinguished from the rest of SIFCO Turbine’s operations, the costs related to such revenues cannot be clearly distinguished. The inability to distinguish these costs arises from the commingling of cost inherent in SIFCO Turbine’s operation of the Large Aero business in portions of two facilities, in which two facilities SIFCO Turbine also conducts its retained operations. Consequently, Large Aero does not represent a component of an entity as defined by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” and the results of operations of Large Aero cannot be reported in discontinued operations in accordance with that standard. Accordingly, in order to compile the accompanying pro forma financial information, it was necessary for the Company to allocate certain operating costs between (i) Large Aero and (ii) the portion of SIFCO Turbine’s operations that it has retained. Further, in allocating such costs, it was necessary for the Company to make certain arbitrary assumptions related to the operation of SIFCO Turbine’s business and therefore the allocated costs, based on such arbitrary assumptions, may not reflect the actual costs that SIFCO Turbine would have incurred had Large Aero been operated in a single facility.
The unaudited consolidated condensed balance sheet as of June 30, 2006 that was included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 reflects the effect of the divestiture of Large Aero. The accompanying unaudited pro forma consolidated condensed statements of operations for the year ended September 30, 2005 and the nine month period ended June 30, 2006, give effect to the divestiture of Large Aero as if it had occurred on the first day of the periods presented. The unaudited pro forma consolidated condensed financial information is (i) provided for informational purposes only and is not necessarily indicative of the results that would have occurred if the divestiture had occurred on the first day of each period presented, (ii) should not be construed as reflecting management’s views of the likely future operating results of the Company, and (iii) should be read in conjunction with:
•	The accompanying notes to the unaudited pro forma consolidated condensed financial information;
•	The Company’s historical consolidated financial statements and notes included in the Company’s annual report on Form 10-K for the year ended September 30, 2005; and
•	The Company’s historical consolidated financial statements and notes included in the Company’s quarterly report on Form 10-Q for the nine month period ended June 30, 2006.

SIFCO Industries, Inc.
Unaudited Pro Forma Consolidated Condensed Statement of Operations
For the Fiscal Year ended September 30, 2005

		Pro Forma		September
	September	Large Aero		30, 2005
	30, 2005	(A)		Pro Forma

Net sales	$80,968	$20,616	(B)	$60,352

Cost of goods sold	74,515	18,118	(C)	56,397
Selling, general and administrative expenses	12,212	1,543	(D)	10,669

Total operating expenses	86,727	19,661		67,066

Operating income (loss)	(5,759)	955		(6,714)

Interest income	(77)	—		(77)
Interest expense	387	—		387
Foreign currency exchange gain, net	(48)	—		(48)
Other income, net	(6,877)	—		(6,877)

Income (loss) before income tax provision	856	955		(99)

Income tax provision	1,052	325	(E)	727

Net income (loss)	$(196)	$630		$(826)

Net income (loss) per share (basic)	$(0.04)	$0.12		$(0.16)
Net income (loss) per share (diluted)	$(0.04)	$0.12		$(0.16)

Weighted-average number of common shares (basic)	5,224	5,224		5,224
Weighted-average number of common shares (diluted)	5,228	5,228		5,228
See notes to unaudited pro forma consolidated condensed financial statements.

SIFCO Industries, Inc.
Unaudited Pro Forma Consolidated Condensed Statement of Operations
For the Fiscal Nine Months ended June 30, 2006

		Pro Forma		June 30,
	June 30,	Large Aero		2006
	2006	(A)		Pro Forma

Net sales	$66,650	$9,297	(B)	$57,353

Cost of goods sold	58,764	8,993	(C)	49,771
Selling, general and administrative expenses	10,124	956	(D)	9,168
Gain on disposal of operating assets	(3,204)	—		(3,204)

Total operating expenses and other	65,684	9,949		55,735

Operating income (loss)	966	(652)		1,618

Interest income	(56)	—		(56)
Interest expense	158	—		158
Foreign currency exchange gain, net	(152)	—		(152)
Other income, net	(915)	—		(915)

Income (loss) before income tax provision	1,931	(652)		2,583

Income tax provision (benefit)	699	(222	)(E)	921

Net income (loss)	$1,232	$(430)		$1,662

Net income (loss) per share (basic)	$0.24	$(0.08)		$0.32
Net income (loss) per share (diluted)	$0.24	$(0.08)		$0.32

Weighted-average number of common shares (basic)	5,222	5,222		5,222
Weighted-average number of common shares (diluted)	5,226	5,226		5,226
See notes to unaudited pro forma consolidated condensed financial statements.

SIFCO Industries, Inc
Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements
A.	These adjustments remove the impact of the Large Aero portion of SIFCO Turbine’s turbine engine component repair business from the Company’s consolidated financial statements.
B.	Adjustment to remove the net sales related to Large Aero customers.
C.	Adjustment to remove from the Company’s consolidated financial statements the estimated manufacturing and repair expenses that were deemed to be eliminated as a result of divesting the Large Aero portion of the Company’s turbine engine component repair business.
D.	Adjustment to remove from the Company’s consolidated financial statements the estimated selling, general and administrative expenses that were deemed to be eliminated as a result of divesting the Large Aero portion of the Company’s turbine engine component repair business.
E.	To reflect the income tax effect, using s 34% U.S. federal statutory rate, related to the Company’s income (loss) and the net pro forma adjustments to income (loss).